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 FORM 5                                                                                 --------------------------------------------
----------                                                                              OMB APPROVAL
                                                                                        --------------------------------------------
[X] Check box if no longer                                                              OMB Number:                        3235-0362
    subject to Section 16.                                                              Expires:                   December 31, 2001
    Form 4 or Form 5                                                                    Estimated average burden
    obligations may                                                                     hours per response:                      1.0
    continue. See                                                                       --------------------------------------------
    Instruction 1(b).
[X] Form 3 Holdings Reported
[ ] Form 4 Transaction Reported


                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                       Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol        6. Relationship of Reporting Persons
      Mealey, Jay                                                                                to Issuer
------------------------------------------    Crown Energy Corporation (CROE:OB)                    (Check all applicable)
     (Last)     (First)     (Middle)                                                             X Director             X 10% Owner
  215 South State Street, Suite 650                                                              X Officer (give title  _ Other
------------------------------------------                                                                  below)        (specify
             (Street)                                                                                                      below)
 Salt Lake City     UT         84111                                                               President & CEO
------------------------------------------ -----------------------------------------------------------------------------------------
      (City)      (State)      (Zip)       3. IRS Identification 4. Statement for Month/Year  7. Individual or Joint/Group Reporting
                                            Number of Reporting        December 31, 2000          (check applicable line)
                                            Person, if an Entity ---------------------------  X Form Filed by One Reporting Person
                                              (Voluntary)        5. If Amendment, Date of     _ Form Filed by More than One
                                                                    Original (Month/Year)       Reporting Person

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                                                  Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Security                        2.Trans-   3.Trans-  4.Securities Acquired (A) 5.Amount of    6.Owner-      7.Nature of
  (Instr.3)                                  action     action    or Disposed of (D)        Securities     ship          Indirect
                                             Date       Code      (Instr. 3, 4 and 5)       Beneficially   Form:         Beneficial
                                             (Month/    (Instr. -------------------------   Owned at       Direct        Ownership
                                             Day/Year)  8)                  A               End of         (D) or        (Instr. 4)
                                                                  Amount    or   Price      Issuer's       Indirect
                                                                            D               Fiscal Year    (I)
                                                                                           (Instr. 3 & 4)  (Instr. 4)
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
Common Stock, $.02 par value per share                                                        2,077,699
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* If the Form is filed by more than one  reporting        Potential  persons  who  are  to  respond  to  the
person, see instruction 4(b)(v).                          collection of  information  contained in this form
                                                          are  not  required  to  respond  unless  the  form
                                                          displays a currently valid OMB control number.       (Over) SEC 2270(3/99)

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FORM 5 (continued)

                             Table II  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                     (e.g., puts, calls, warrants, options, convertible securities)
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1.Title of     2.Conver-   3.Trans-  4.Trans-  5.Number of   6.Date Exer-     7.Title and  8.Price   9.Number  10.Owner-   11.Nature
  Derivative     sion or     action    action    Derivative    cisable and      Amount of    of        of Deri-   ship of     of In-
  Security       Exercise    Date      Code      Securities    Expiration       Underlying   Deri-     vative     Deriva-     direct
  (Instr. 3)     Price of   (Month/   (Instr.    Acquired      Date (Month/     Securities   vative    Secur-     tive        Bene-
                 Deri-       Day/      8)        (A) or        Day/Year)        (Instr. 3    Secu-     ities      Security:   ficial
                 vative      Year)               Disposed                       and 4)       rity      Benefi-    Direct      Owner-
                 Security                        of (D)      -----------------------------   (Instr.   cially     (D) or      ship
                                                 (Instr.3,   Date    Expir-        Amount or 5)        Owned      Indirect   (Instr.
                                                 4, and 5)   Exer-   ation   Title Number of           at End     (I)         4)
                                                -----------  cisable Date          Shares              of Year    (Instr.4)
                                                 (A)    (D)                                            (Instr.4)
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

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Employee           $.125     9/15/00    A4(1)   150,000     11/1/97 10/31/09 Common  150,000     *     900,000        D
Stock Option                                                                 Stock
(right to buy)
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Employee           $.125     9/15/00    A4(1)   150,000     11/1/98 10/31/09 Common  150,000     *     900,000        D
Stock Option                                                                 Stock
(right to buy)
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Employee           $.125     9/15/00    A4(1)   150,000     11/1/98 10/31/09 Common  150,000     *     900,000        D
Stock Option                                                                 Stock
(right to buy)
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Employee           $.125     9/15/00    A4(1)    50,000      5/1/01 10/31/09 Common   50,000     *     900,000        D
Stock Option                                                                 Stock
(right to buy)
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Employee           $1.62     9/15/00    D4(1)       150,000 11/1/97 10/31/09 Common  150,000     *     900,000        D
Stock Option                                                                 Stock
(right to buy)
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Employee           $1.62     9/15/00    D4(1)       150,000 11/1/98 10/31/09 Common  150,000     *     900,000        D
Stock Option                                                                 Stock
(right to buy)
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Employee           $1.62     9/15/00    D4(1)       150,000 11/1/98 10/31/09 Common  150,000     *     900,000        D
Stock Option                                                                 Stock
(right to buy)
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Employee           $.38      9/15/00    D4(1)        50,000  5/1/01 10/31/09 Common   50,000     *     900,000        D
Stock Option                                                                 Stock
(right to buy)
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Employee           $1.62     9/15/00    D4(1)       150,000 11/1/98 10/31/09 Common  150,000     *     900,000        D
Stock Option                                                                 Stock
(right to buy)
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Employee           $.38      9/15/00    D4(1)        50,000  5/1/01 10/31/09 Common   50,000     *     900,000        D
Stock Option                                                                 Stock
(right to buy)
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Explanation of Responses:
(1) The reporting person received repriced derivative securities of the issuer on September 15, 2000.

*  Issued under the Crown Energy Corporation Long Term Incentive Plan for continued services as an employee, officer and director.

** Intentional misstatements or omissions of facts constitute                          /s/ Jay Mealey                       04/27/01
   Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).              --------------------------------    --------
                                                                                       ** Signature of Reporting Person      Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
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